EXHIBIT 3.1

AMENDMENT TO AMENDED AND RESTATED BYLAWS

OF TAPIMMUNE INC.

Adopted July 7, 2017

Section 3.10 of Article III is hereby amended to read as follows in its entirety:

Section 3.10 Manner of Acting. If a quorum is present, unless the laws of the State of Nevada, the Articles of Incorporation or these Bylaws provide for a different proportion, action by the stockholders entitled to vote on a matter, other than the election of directors, is approved by and is the act of the stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, unless voting by classes or series is required for any action of the stockholders by the laws of the State of Nevada, the Articles of Incorporation or these Bylaws, in which case the number of votes cast in favor of the action by the voting power of each such class or series must exceed the number of votes cast in opposition to the action by the voting power of each such class or series. If a quorum is present, directors shall be elected by a plurality of the votes cast on the election.